UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2012

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(972) 673-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director

Mr. Gareth Roberts, the founder of Denbury Resources Inc. (the “Company”), provided notice of his intention to resign as a member of its Board of Directors (the “Board”) effective January 15, 2013.  Mr. Roberts expressed no disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Compensatory Arrangements of Certain Officers

The following describes certain 2012 cash bonus awards, plus modifications to compensation arrangements for 2013 for the named executive officers of the Company designated in its most recent proxy statement, other than Mr. Dubuisson who retired in March 2012, (the “named executive officers”) all as determined or recommended by the Compensation Committee (the “Committee”) of its Board of Directors, and ratified by the independent members of the Board, both at their December meetings.  The modifications to compensation arrangements for 2013 principally involve changes to performance-based long-term incentive awards to be granted on a predetermined date in January 2013 and the setting of base compensation for 2013 for the Company’s named executive officers.

2012 Cash Bonus Awards

At its December meeting, the Committee approved cash bonuses for 2012 in the amounts of $744,120 for Mr. Rykhoek, $471,571 for Mr. McPherson, $441,269 for Mr. Allen and $425,396 for Mr. Cornelius.

2013 Base Salaries

Effective January 1, 2013, the base salaries of the named executive officers will be $750,000 for Mr. Rykhoek, $465,750 for Mr. McPherson, and $438,095 for Messrs. Allen and Cornelius.

2013 Long-Term Incentive Grants

At its December meeting, the Committee also approved incentive compensation awards for the Company’s named executive officers, to be granted in January 2013.  The total dollar amount of 100% target-level equity-based incentive compensation for 2013 to be granted to the named executive officers is $3,800,000 to Mr. Rykhoek, $1,874,915 to Mr. McPherson, $1,650,000 to Mr. Allen and $1,350,000 to Mr. Cornelius.  The exact number of shares of restricted stock and performance-based shares to be granted is to be based upon the closing price on the NYSE of Denbury common stock on the date of grant, and the exact number of stock appreciation rights (“SARs”) to be granted is to be based upon the Black-Scholes value of the Company’s common stock on the date of grant.

The table below includes an estimate of the number of shares of common stock to be covered by these incentive awards.  A $16.00 per share common stock price has been used solely for purposes of presenting this estimate (which is based on the December 13, 2012 NYSE closing price for the Company’s common stock, rounded to the nearest dollar) and an approximate Black-Scholes value of $8.50 per SAR derived therefrom.

--- 2013 Equity Awards

	Estimated number of Shares of Time- Vesting Restricted Stock	Estimated number of Shares of Performance-Based Operational Performance Awards (100% target amount)	Estimated number of Shares of Performance-Based TSR Award (100% target amount)	Estimated number of SARs
Phil Rykhoek	83,125	59,375	59,375	67,058
Craig McPherson	41,013	29,295	29,295	33,086
Mark Allen	36,093	25,781	25,781	29,117
Robert Cornelius	29,531	21,093	21,093	23,823

All of the above long-term equity incentive awards will cliff vest on March 31, 2016, other than the Operational Performance Award, which will vest in January 2015, with all of the awards subject to earlier vesting in the event of a change in control, death, disability, or retirement, as provided in the 2004 Omnibus Stock and Incentive Plan and/or specific award agreements.  Generally, the number of shares earnable under the performance-based awards for performance at the designated target levels (100% target vesting levels) can be increased if Company performance exceeds the 100% target levels, up to a total of twice the number of shares.  If performance is below designated minimum levels for all performance targets, no performance-based shares would be earned.

For 2013, the performance metrics for the Operational Performance Awards have been modified, principally to replace the lease operating expense measure with a new relative-to-peers capital efficiency measure, putting increased emphasis on value creation.  Additionally, the vesting period for the Operational Performance Awards has been lengthened to two years from one, and the proportion of total long-term equity incentive awards comprised of performance awards and total shareholder return awards has increased from 33% to 50%.

--- 2013 Cash Performance Awards

In addition to the grants of equity awards, the Committee approved the grant of performance-based cash awards to the named executive officers on the same predetermined date in early January 2013, which will have the same 100% and maximum performance targets and metrics as the performance-based equity awards, but will be payable in cash rather than stock.  If these cash awards are earned at the target level, the named executive officers would be eligible to earn $600,000 for Mr. Rykhoek, $375,000 for Mr. McPherson, and $350,000 for Messrs. Allen and Cornelius.  All of these performance-based cash awards will vest on March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 19, 2012	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer